Exhibit 99.1

www.hearstargyle.com

NEWS
Contact:	Thomas W. Campo
(212) 887-6827
tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES DIRECTOR MICHAEL E. PULITZER WILL RETIRE FROM BOARD IN 2007

NEW YORK, N.Y., November 22, 2006 – Hearst-Argyle Television, Inc. (NYSE: HTV)  announced today that Michael E. Pulitzer will retire from its Board of Directors at the expiration of his current term in May 2007.

Mr. Pulitzer was first elected to the Board of Directors in March 1999, upon Hearst-Argyle’s acquisition of Pulitzer Publishing Company’s broadcast business, an acquisition that added nine television stations to the Hearst-Argyle group.  Pulitzer Publishing was subsequently renamed Pulitzer Inc.

Mr. Pulitzer was elected Chairman, President and Chief Executive Officer of Pulitzer Publishing in 1986, prior to which he served as that company’s Chief Operating Officer.  Mr. Pulitzer’s distinguished career at Pulitzer spanned 45 years, from 1960, when he began as a reporter for the St. Louis Post-Dispatch, to 2005, when he retired as Chairman of Pulitzer Inc. following its sale to Lee Enterprises.

Victor F. Ganzi, President and Chief Executive Officer of Hearst Corporation and Chairman of the Board of Hearst-Argyle Television, said, “In building and managing Pulitzer Publishing, Michael Pulitzer nurtured one of America’s greatest collections of media assets.  This expertise has benefited us greatly during his years of service on the Hearst-Argyle board.  He understands the importance of our product of local journalism, and has helped us in positioning our product for evolving methods of distribution.”

David Barrett, Hearst-Argyle Television President and Chief Executive Officer said, “Hearst-Argyle Television has benefited greatly from Michael’s contributions as a director.  His wisdom about the media business, drawn from his decades of experience, has helped our company chart its course over the past eight years.  We are grateful for his commitment to our company and we will miss his valuable participation with our board and with our executives.  We wish him all the best in his retirement.”

Michael Pulitzer added, “It has been a wonderful experience being a part of the Hearst-Argyle board. Since I am now retired and the broadcasting business is rapidly changing, it is time for me to move on.”

Mr. Pulitzer also serves on the Compensation Committee of the Company’s Board of Directors.  Mr. Pulitzer intends to serve on the Hearst-Argyle Board and the Compensation Committee until the next Annual Meeting of Stockholders, which is expected to be held on May 3, 2007.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 26 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of America’s largest television station groups.  Hearst-Argyle owns 12 ABC-affiliated stations, and manages an additional ABC station owned by Hearst Corporation, and is the largest ABC affiliate group. The Company also owns 10 NBC affiliates, and is the second-largest NBC affiliate owner, and owns two CBS affiliates.  Also, Hearst-Argyle owns more than 30 websites and operates several digital weather channels. As of September 30, 2006, Hearst Corporation owned approximately 74% of Hearst-Argyle’s total outstanding common stock.  Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-), each with a stable outlook.